Genesee & Wyoming Inc. Announces the Retirement of Vice Chairman Charles N. Marshall

Greenwich, Conn., April 28, 2006 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced the retirement of Vice Chairman Charles N. Marshall, effective April 30, 2006.

Mr. Marshall became President and Chief Operating Officer of Genesee & Wyoming in October 1997 and was named Vice Chairman in May 2005. He brought 35 years of railroad experience to Genesee & Wyoming, including key leadership positions at Consolidated Rail Corporation (Conrail). He also worked at Southern Railway (now Norfolk Southern) and at the Chessie System (now CSX). Prior to joining GWI, Mr. Marshall was a consultant to the rail industry, including GWI, and specialized in developing acquisition opportunities in the U.S. and internationally. Following his retirement from GWI, he will continue to assist the company as a paid consultant.

“In addition to his leadership and counsel, Charlie brought a perspective and understanding of the railroad industry that has been invaluable to our success,” said Mortimer B. Fuller III, GWI’s Chairman and Chief Executive Officer. “His many contributions to our company and to the advancement of the entire railroad industry are a tribute to his character and integrity.”

Mr. Marshall is a member of the Philadelphia Regional Port Authority and a director of the Rails-To-Trails Conservancy.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia, and Bolivia. GWI operates over 9,300 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

SOURCE: Genesee & Wyoming Inc.

CONTACT:	Christopher Capot, Director of Corporate Communications, Genesee & Wyoming Inc., 203-629-3722, ccapot@gwrr.com.